 NXT LOGO HERE
ENERGY EXPLORATION TECHNOLOGIES

August 16, 2002

To Our Shareholders:

I am pleased to invite you to attend the 2002 Annual Meeting of Shareholders of Energy Exploration Technologies to be held on Friday, September 20, 2002 at 10:00 a.m., Mountain Standard Time, at Phoenix Place, 3rd Floor, 840-7th Avenue SW, Calgary, Alberta, Canada.

In anticipation of the annual meeting, we enclose for your review a formal Notice of Annual Meeting and Proxy Statement, which describes the business to come before the meeting, and a proxy card. We also enclose a copy of our Annual Report on Form 10-K for our 2001 fiscal year, which provides additional current information relating to NXT and our business.

If you held our common stock as of the close of business on Thursday, August 8, 2002, you will be entitled to vote at the annual meeting. The principal purpose of the annual meeting, as more particularly described in the enclosed Notice of Annual Meeting and Proxy Statement, is to re-elect five non-series 'A' directors to our board of directors, to approve and adopt the 2000 Pinnacle Oil International, Inc. Directors' Stock Option Plan and to ratify the appointment of our independent auditors. You should note that our board of directors unanimously recommends a vote for each of the nominated directors, as well as the other proposals.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. For that reason we request that you submit your proxy as soon as possible. If you decide to attend the annual meeting, and desire to vote your shares personally, you will of course have that opportunity.

We would like to express our appreciation for your continued interest in NXT, and hope you can be with us at the annual meeting.

Sincerely,

/s/ George Liszicasz Chief Executive Officer

Energy Exploration Technologies
Suite 700, Phoenix Place, 840-7 Avenue SW, Calgary, Alberta Canada T2P 3G2
Tel: 403.264.7020 Fax: 403.264.6442

 NXT LOGO HERE
ENERGY EXPLORATION TECHNOLOGIES

2002 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT
Date and Time	Friday, September 20, 2002, at 10:00 a.m., Mountain Standard Time
Place	3rd Floor, Phoenix Place, 840-7th Avenue SW, Calgary, Alberta, Canada
Items of Business

- To elect five non-series 'A' directors to serve until the Annual Meeting of Shareholders to be held in the year 2003;

- To approve and adopt the 2000 Pinnacle Oil International, Inc. Directors' Stock Option Plan;

- To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2002; and

- To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Whom May Vote	You may vote if you are a holder of our common stock as of the record date for our annual meeting.
Record Date	Thursday, August 8, 2002.
Annual Report	Our 2001 Annual Report on Form 10-K, which is not a part of our proxy soliciting materials, is enclosed.
Voting By Proxy

Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. Depending upon whether you are a shareholder of record or a beneficial owner, you may submit your proxy by the internet, by telephone, by facsimile or by mail. For specific instructions, please refer to the "Questions And Answers" section beginning on page * of this proxy statement and the instructions on the proxy card.

Mailing Date	This Notice of Annual Meeting and Proxy Statement and accompanying Proxy Card and Annual Report on Form 10-K are being distributed on or about August 22, 2002.
Energy Exploration Technologies Suite 700, Phoenix Place, 840-7 Avenue SW, Calgary, Alberta Canada T2P 3G2 Tel: 403.264.7020 Fax: 403.264.6442

Questions And Answers

Q: Why Am I Receiving These Materials?

A: The board of directors of Energy Exploration Technologies, a Nevada corporation (sometimes referred to in these proxy materials as "we," "our company" or "NXT"), is providing these proxy materials to you in connection with our annual meeting of shareowners to be held on Friday, September 20, 2002. As a holder of record or beneficial owner of our NXT common stock (sometimes referred to in this proxy statement as our "common shares"), you are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement. If you are a holder of record or beneficial owner (sometimes referred to in these proxy materials as a "series 'A' preferred shareholders") of our series 'A' preferred stock (sometimes referred to in these proxy materials as a "series 'A' preferred shares") you are also invited to attend the annual meeting, although, as discussed below, there are no proposals scheduled to be voted on which require your vote. Moreover, our company, through distribution of these materials, is soliciting your proxy to vote your shares of the company at the Annual Meeting.

Q: What Information Is Contained In These Materials?

A: The information included in this proxy statement relates to the proposals to be voted on at the meeting and the voting process, as well as additional information concerning NXT we are required to give you under Securities and Exchange Commission regulations. We are also including with this proxy statement our annual report on Form 10-K for fiscal 2001, which includes an updated description of our business and our consolidated audited financial statements for our most recent fiscal year ended December 31, 2001.

Q: What Proposals Are Our Common Shareholders Entitled To Vote Upon At Our Annual Meeting?

A: There are three proposals scheduled to be voted on at the annual meeting by our common shareholders:

- the election of five non-series 'A' directors, whom we refer to in this proxy statement as our "common directors";

- the approval and adoption of the 2000 Pinnacle Oil International, Inc. Directors' Stock Option Plan; and

- the ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2002.

Q: What Is NXT's Voting Recommendation?

A: Our board of directors recommends that you vote your shares "FOR" each of the five common director nominees to our board of directors, "FOR" the approval and adoption of the 2000 Pinnacle Oil International, Inc. Directors' Stock Option Plan, and "FOR" the ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2002.

Q: What proposals are Our Series 'A' Preferred Shareholders Entitled To Vote Upon At Our Annual Meeting?

A: There are no proposals scheduled to be voted on at the annual meeting by our series 'A' preferred shareholders. While our series 'A' preferred shareholders are entitled to designate or appoint one or more directors under our articles of incorporation, whom we refer to in this proxy statement as our "series 'A' directors," they have advised us that they will take this action separately from our annual meeting.

Q: What Shares Can I Vote?

A: You may vote all common shares which you own as of the close of business on Thursday, August 8, 2002, the record date for this annual meeting. These shares include:

- shares held directly in your name as the shareowner of record, and

- shares held for you as the beneficial owner through a stockbroker or bank.

Q: What Is The Difference Between Holding Shares As A Shareowner Of Record And As A Beneficial Owner?

A: Most NXT shareowners hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

- Shareowner Of Record: If your shares are registered directly in your name with our transfer agent and registrar, Jersey Transfer & Trust Co., you are considered to be the shareowner of record with respect to those shares, and these proxy materials are accordingly being sent directly to you. As the shareowner of record for these shares, you have the right to grant your voting proxy directly to NXT or to vote in person at the meeting. We have enclosed a proxy card for you to use.

- Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, which is considered the shareowner of record with respect to those shares. As the beneficial owner of these shares, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting. Accordingly, your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q: How Can I Vote My Shares In Person At The Meeting?

A: You may vote any shares which you hold directly in your name as the shareowner of record in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q: Can I Vote My Shares Without Attending The Meeting?

A: You may vote any shares you hold without attending the annual meeting by granting a proxy for those shares or, if they are held in street name, by submitting voting instructions to your broker or nominee.

- Record Holder: In cases where you are the record holder of the shares, you should submit your proxy directly to NXT's stock transfer and registrar, Jersey Transfer & Trust Company, either by mail or by facsimile. Jersey Transfer & Trust Company's address is 201 Bloomfield Avenue, Verona, New Jersey, USA 07044, and its facsimile number is (973) 239-2361.

- Beneficial Owner: In cases where you are the beneficial holder of shares held in street name, you will be able to submit your proxy over the internet, by telephone, or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet: If you have internet access, you may submit your proxy from any location in the world by following the "Internet Vote" instructions on the proxy card.

By Telephone: If you live in the United States or Canada, you may submit your proxy by following the "Telephone Vote" instructions on the proxy card.

By Mail: You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "How Are Votes Counted?"

Q: Can I Change My Vote?

A: You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q: How Are Votes Counted?

A: In the election of directors, you may vote "FOR" all of the nominees for which your class of NXT securities entitle you to vote, or your vote may be "WITHHELD" with respect to one or more of those nominees.

For the other proposals for which your class of NXT stock entitles you to vote, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST."

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors, i.e.:

- with respect to the election of common director nominees to our board of directors, "FOR" all of NXT's nominees;

- with respect to the ratification of independent auditors for fiscal 2002, "FOR" the ratification of Deloitte & Touche LLP;

- with respect to the approval and adoption of the 2000 Pinnacle Oil International, Inc. Directors' Stock Option Plan, "FOR" its approval and adoption;

- with respect to any other matters that properly come before the meeting for which your class of NXT stock entitles you to vote, in the discretion of the proxy holder as discussed below in "Q: What Happens If Additional Proposals Are Presented At The Meeting?"

Each of our director nominees has consented to his nomination for election. Should any director nominee no longer remain a candidate at the time of our annual meeting, your proxy card will be voted for the election of a replacement nominee to be designated by our board of directors to fill that vacancy.

Q: What Is The Voting Requirement To Approve Each Of The Proposals?

A: The five persons receiving the highest number of "FOR" votes by the holders of our common stock will be elected to fill the common director positions.

All other proposals require the affirmative "FOR" vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the shareowner of record with voting instructions, your shares may constitute "broker non-votes" as that term is described in "Q: What Is The Quorum Requirement For The Meeting?" below. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q: What Does It Mean If I Receive More Than One Proxy Or Voting Instruction Card?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q: Do I Need An Admission Ticket To Attend The Meeting?

A: All NXT shareholders are welcomed to attend our annual meeting. You will, however, be required to provide proof of identification if you are listed as a shareowner of record as of the record date (August 8, 2002), and desire to vote your shares at the annual meeting. If you hold your shares through a stockbroker or other nominee, you will also need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of the record date.

Q: Where Can I Find The Voting Results Of The Meeting?

A: We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the third quarter of fiscal year 2002, which we expect to file with the Securities and Exchange Commission on or before November 14, 2002. We also intend to post an update on our website at www.nxtenergy.com.

Q: What Happens If Additional Proposals Are Presented At The Meeting?

A: Other than the proposals described in this proxy statement, we do not expect any other matters to be presented for a vote at the annual meeting. If you grant a proxy, the person named as proxy holder, namely, Mr. George Liszicasz (our Chairman and Chief Executive Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

Q: What Classes Of Shares Are Entitled To Vote At the Meeting?

A: Generally speaking, our common shareholders are entitled to vote on all matters that affect our company, with the exception of selected matters outlined in our articles of incorporation that are subject to the consent of or reserved for our series 'A' preferred shareholders. These matters generally relate to the appointment of one or more directors and actions that may adversely affect the rights and privileges reserved for that class of securities.

Each share of common stock outstanding as of the close of business on the record date (August 8, 2002) will be entitled to one vote on all proposals being voted upon at the annual meeting, including any additional proposals. As of the record date, there were 16,971,153 common shares and 800,000 series 'A' preferred shares outstanding.

Q: What Is The Quorum Requirement For The Meeting?

A: The quorum requirement for holding our annual meeting and transacting business is a majority of our common stock present in person or represented by proxy and entitled to be voted. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker lacks discretionary voting power to vote those shares.

Q: Is Cumulative Voting Permitted For The Election Of Directors?

A: Cumulative voting does not apply to our annual meeting as we are not required under Nevada corporate law, and have not elected under our articles of incorporation or bylaws, to provide for cumulative voting.

Q: Who Will Count The Votes?

A: Jersey Trust and Transfer Co. will tabulate the votes and a representative of Zäf tik, US Corporate Compliance Services will act as the inspector of election.

Q: Who Will Bear The Cost Of Soliciting Votes For The Meeting?

A: NXT will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you will be responsible for any internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for those solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareowners.

Q: May I Propose Actions For Consideration At Next Year's Annual Meeting Of Shareowners Or Nominate Individuals To Serve As Directors?

A: You may submit proposals for consideration at future shareowner meetings, including director nominations.

Nomination Of Director Candidates: You may propose common director candidates for consideration by our board of directors. Any recommendations for common director candidates should be directed to NXT's corporate secretary at our executive offices in Calgary, Alberta, Canada. In addition, our bylaws permit common shareowners to nominate directors at a shareowner meeting. In order to make a common director nomination at a shareowner meeting, it is necessary that you notify NXT not fewer than 120 days in advance of the day specified as the mailing date in our proxy statement for the prior year's annual meeting of shareowners. Thus, since August 22, 2002 is specified as the mailing date in this year's proxy statement, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by NXT not later than April 23, 2003 (i.e., 120 days prior to August 22, 2003). In addition, the notice must meet all other requirements contained in our bylaws.

Any nomination for a common director nominee must contain the following information:
  the nominee's name, age, business address and, if known, residence address;
  the nominee's principal occupation or employment; and
  the number of shares of common stock which the nominee beneficially owns.

No person may be elected as a common director unless he or she has been nominated by a holder of our common stock in the manner just described.

The power to nominate or appoint our series 'A' directors is reserved to the holder of our series 'A' preferred stock, and therefore cannot be nominated by our common shareholders.

Shareowner Proposals: In order for a shareowner proposal to be considered for inclusion in NXT's proxy statement for next year's annual meeting, we must also receive the written proposal by no later than the previously noted April 23, 2003 date. These proposals must also comply with Securities and Exchange Commission regulations regarding the inclusion of shareowner proposals in company-sponsored proxy materials. Similarly, in order for a shareowner proposal to be raised from the floor during next year's annual meeting, we must receive written notice by no later than August 5, 2003, and shall contain such information as required under our bylaws.

We suggest that any nominations or proposals be submitted by certified mail-return receipt requested. NXT reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Copy Of Bylaw Provisions: You may contact NXT's corporate secretary at our headquarters for a copy of the relevant bylaw provisions regarding the requirements for making shareowner proposals and nominating common director candidates.

Q: How Are Transactions Denominated in Canadian Dollars Converted Into U.S. Dollars For Purposes Of This Proxy Statement?

A: All references to "dollars" in this proxy statement refer to United States or "U.S." dollars, unless specific reference is made to Canadian or "Cdn." dollars. Since compensation paid to NXT employees, as well as, a number of NXT transactions are effected in transactions denominated in Canadian dollars, certain information contained in this proxy statement, principally salary amounts, have been converted into U.S. dollars in order to satisfy reporting rules. As a general rule of thumb, information relating to historical amounts paid over a period of time are converted at the average exchange rate for that period, while information relating to amounts that will be paid over a prospective period of time are converted at the exchange rate as of the date of this proxy statement or other indicated date.

Q: How Can I Get Further Information?

A: If you have questions or need more information about the annual meeting, please contact NXT investor relations at 840-7th Avenue SW, Suite 700, Calgary, Alberta, Canada T2P 3G2, telephone (403) 264-7020, fax (403) 264-6442, or via the internet at info@nxtenergy.com.

Any questions you may have relating to title to your securities or your address should be addressed to NXT's stock transfer and registrar, Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey, USA 07044. You may also contact Jersey Transfer & Trust Company by telephone or fax at (973) 239-2712 or (973) 239-2361, respectively.

Proposal No. 1: Election Of Common directors

There are five nominees for election to our board of directors as common directors this year, namely, Messrs. Donald Foulkes, Dennis Hunter, George Liszicasz, Douglas Rowe and Robert Van Caneghan. Information regarding the business experience of each of these nominees is provided below. The common directors are elected annually to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. There are no family relationships among our executive officers and common directors except as described below.

The designated proxy holder will vote each proxy received from our common shareholders as directed on their proxy cards or, if no direction is made, for the five nominees named above. If any of these nominees should be unable or unwilling to serve, the discretionary authority granted to the proxy holder as provided in the proxy card will be exercised to vote for a substitute nominee designated by our board of directors. We have no reason to believe that any substitute nominee will be required.

The five nominees receiving the highest number of votes cast by our common shareholders will be elected to fill the five common director positions. The proxies cannot be voted for more than five nominees.

Our board of directors recommends to our common shareholders that you vote "FOR" the election of Messrs. Foulkes, Hunter, Liszicasz, Rowe and Van Caneghan as our five common directors. Proxies solicited by our board of directors will be so voted unless the common shareholder tendering the proxy specifies otherwise.
Donald E. Foulkes Age 53 Director since May 2002

Mr. Foulkes has been the Chairman of the Board of Bushmills Energy Corp. (TSE:BSH), an oil and gas exploration company, since 2001. Mr. Foulkes was with Causeway Energy Corporation (TSE:CUW), an oil and gas exploration and production company, from 1995 to 2001, where he held the position of President from 1995 until 1998 when he became the Chief Executive Officer. From 1992 to 1995, Mr. Foulkes was the President of Highridge Exploration Ltd. (TSE:HRE) and from 1988 to 1992, he was the President of Union Pacific Resources Inc., a private oil and gas company. Mr. Foulkes serves as a board member on our two Canadian subsidiaries, NXT Energy Canada Inc. and NXT Aero Canada Inc., as well, he also serves as a board member of 669677 Alberta Ltd., a private company.

Mr. Foulkes is a professional geologist and received a Bachelor of Science degree in Geology from the University of Calgary in 1970.

Mr. Foulkes sits on both our Audit Committee and our Compensation Committee.

Dennis Hunter Age 60 Director since September 1998

Mr. Hunter is an entrepreneur who splits his time equally between private investment activities and real estate development and management. Since 1973, Mr. Hunter has been President and Chairman of the Board of Investment Development Management Corporation, which acquires, constructs, manages, develops and sells properties in California, Oregon and Nevada. Mr. Hunter has also been Chairman of the Board since 1992, and Vice Chairman of the Board from 1984, of Northern Empire Bancshares, a holding company of Sonoma National Bank, of which Mr. Hunter was a founder in 1982. Mr. Hunter has also been a director, since 1988, of Northbay Corporation, a private holding company in the solid waste industry with 35 companies in solid waste hauling, transfer stations, portable toilets, land fill operations and real property ownership. Mr. Hunter is also the trustee and an investment strategist for five charitable remainder trusts collectively holding over $30 million in net assets.

Mr. Hunter received his Bachelor of Arts degree in Economics from California State University Sacramento.

Mr. Hunter sits on the board of directors of our two US subsidiaries, NXT Aero USA, Inc. and NXT Energy USA, Inc., and has served on our compensation committee since February 2000.

George Liszicasz Age 49 Director since January 1996

Mr. Liszicasz is the inventor of our SFD technology and has been our Chairman and Chief Executive Officer since inception Mr. Liszicasz was appointed our interim President and interim Chief Financial Officer in July 2002. Mr. Liszicasz's primary responsibilities, as the Chief Executive Officer, interim President and interim Chief Financial Officer , are to ensure the smooth running of the day to day operations and to further develop our SFD technology. Prior to founding NXT, Mr. Liszicasz was Vice President of Susa Petroleum Inc. from 1993 to 1994. From 1987 to 1995, Mr. Liszicasz was President of Owl Industries Ltd., a developer of electronic controlling devices, where he had both engineering and business responsibilities.

Mr. Liszicasz studied electronics and general sciences at the University of British Columbia and obtained a High Voltage Controls and Station Operations degree in Electronics from the Landler Jeno Technitken in Hungary in 1973.

Mr. Liszicasz serves as a board member and is the sole officer of each of our four subsidiaries; NXT Energy Canada Inc., NXT Energy USA Inc., NXT Aero Canada Inc. and NXT Aero USA Inc.

Douglas Rowe Age 60 Director since May 2002

Mr. Rowe has been the President, Chief Executive Officer and a director of Birch Mountain Resources Ltd.(TSX:BMD; OTCBB:BHMNF), a Canadian junior mineral exploration company, since 1994. Prior to that he was Chairman and President of Brougham Geoquest, Ltd., a company engaged in mineral exploration, from 1986 to 1993, and Brougham Energy Corporation, a company engaged in oil and gas exploration and development, from 1984 to 1986.

Mr. Rowe is a professional engineer with a Bachelors of Science degree in Electrical Engineering from Queen's University which he obtained in 1967 and has over 30 years of industry experience.

Mr. Rowe also sits on the board of directors of our two Canadian subsidiaries, NXT Aero Canada, Inc. and NXT Energy Canada, Inc. and is a member of our Compensation Committee.

Robert Van Caneghan Age 55 Director since May 2002

Mr. Van Caneghan is a retired businessman who has over 25 years of experience as a market maker and specialist broker. From 1984 to 1994, he was a principal of Micilli-Van Caneghan, a specialist firm located on the AMEX floor. Mr. Van Caneghan was also a member of the American Stock Exchange Board of Governance from 1988 to 1994. Mr. Van Caneghan currently is a board member of our two U.S. subsidiaries, NXT Energy USA Inc. and NXT Aero USA, and of the Financial Resources Federal Credit Union.

In 1969, Mr. Van Caneghan graduated from Wagner College with a Bachelor of Science in Economics. He then obtained a Masters Degree in Finance from the New York University Stern School of Business in 1974. Mr. Van Caneghan attended Brooklyn Law School where he graduated with a Juris Doctor degree in 1978.

Mr. Van Caneghan is a member of our Compensation Committee.

9 and 10

Proposal No. 2: Approval of 2000 Pinnacle Oil International, Inc.

Directors' Stock Option Plan

On February 15, 2000, the board of directors approved the establishment of the 2000 Pinnacle Oil International, Inc. Directors' Stock Option Plan, otherwise referred to in this proxy statement as the Stock Option Plan. The purpose of the Stock Option Plan is to attract, compensate and motivate selected directors providing them with the opportunity to share in the potential capital appreciation in NXT's stock.

Under the Stock Option Plan, 400,000 shares of common stock of NXT will be authorized for issuance. The following description of the material features of the Stock Option Plan is a summary and is qualified in its entirety by reference to the Stock Option Plan attached hereto as Appendix A.

Summary of Plan

Our board of directors approved the establishment of the Stock Option Plan on February 15, 2000 and under its terms, they may issue up to 400,000 common shares.

The Stock Option Plan is intended to attract, compensate and motivate selected directors providing them with the opportunity to share in the potential capital appreciation in NXT's stock.

Under the terms of the Stock Option Plan, the Plan Administrator may issue Stock Options, Stock Appreciation Rights or Grant Shares. Each issuance of an award shall be deemed to vest immediately upon issuance and shall expire on the first business day prior to the tenth anniversary of the issuance, unless otherwise outlined in the agreement underlying the issuance. To date, only Stock Options have been issued under the Stock Option Plan and each issuance has a vesting schedule of one-third of the issuance vesting on each of the first three anniversaries of the issuance. In addition, each vested portion of these issuances expires five years from the date of vesting.

The Plan Administrator fixes the exercise price for issuances in the exercise of its sole discretion, except that the exercise price for an incentive stock option must be at least the fair market value per share of the common stock at the date of grant (as determined by the plan administrator in good faith), or in the case of greater-than ten percent shareholders, at least one hundred ten percent of the fair market value per share. Historically, all issuances have been priced, on a per share basis, at or above the closing price of NXT's common stock on the day of grant. At this time, the Plan Administrator has not formalized a methodology as to the setting of exercise prices for future issuances. The exercise price may be paid in cash or, with the approval of the Plan Administrator, by other means, including withholding of option shares or delivery of previously held shares.

Unless otherwise provided for in the agreement underlying the issuance, upon the termination of the recipient of the issuance, the expiry date of the vested portions of the issuance shall be accelerated to 30 days after the effective date of termination. Any unvested portions of the issuance shall expire upon termination. All issuances under the Stock Option Plan made to date have a termination clause for vested portions of the issuance of two years from the date of termination.

Should the recipient pay the exercise price of their Stock Options with shares of NXT common stock previously held by them, then, at the discretion of the Plan Administrator, replacement Stock Options may be issued to the recipient to purchase shares equal to the number of shares of common stock delivered to NXT as payment of the exercise price. These Stock Options shall vest immediately, have an exercise price equal to the fair market value of the common stock on the date of conversion and shall expire on the same date as the original Stock Option.

An issuance of a Stock Appreciation Right can be issued in tandem with a Stock Option issuance or as a stand-alone Stock Appreciation Right. If the Stock Appreciation Right is issued in tandem with a Stock Option issuance, the recipient is entitled to exercise the Stock Appreciation Right by surrendering unexercised portions of the accompanying Stock Option issuance.

Grant Shares may be issued from the shares underlying the Stock Option Plan. Certificates representing any unvested Grant Shares shall carry a restrictive legend until such time as the vesting conditions have been met. Holders of Grant Shares shall have the same rights and privileges as holders of NXT's common stock. Should termination of the recipient occur prior to vesting of their Grant Shares, NXT shall be required to pay the recipient the amount per share set forth in the underlying issuance agreement, which may be:

          The "original cost" per share, meaning the price per share which the recipient originally paid for the Grant Shares. If the Grant Shares were issued as a bonus or issued without payment, the repurchase price shall be zero.

          The "book value" per share, meaning the difference between the Company's total assets and total liabilities as of the close of business on the last day of the calendar month preceding the forfeiture, divided by the number of shares of common stock then outstanding. The book value shall be determined by the Company's independent auditors.

No issuance is transferable except Grant Shares which have vested. Recipients of Stock Options or Stock Appreciation Rights shall not have the rights and privileges of a stockholder until such time as their issuance, or a portion of their issuance, is exercised and converted into common stock.

The primary difference between "incentive stock options" and non-qualified options is the tax treatment of the option holder. If a holder complies with Internal Revenue Service rules regarding incentive stock options, a holder of an incentive stock can defer recognition of income for tax purposes until the shares underlying the options are sold. A holder of a non-qualified option generally recognizes income on the date of exercise.

The closing price of our common stock as of August 15, 2002 was $0.48 per share.

Our board of directors recommends that you vote "FOR" the approval and adoption of the 2000 Pinnacle Oil International, Inc. Directors' Stock Option Plan. Proxies solicited by our board of directors will be so voted unless the holder of common stock tendering the proxy specifies otherwise.

Proposal No. 3: Ratification of Appointment of Independent Auditors

Our board has approved the appointment of Deloitte & Touche LLP as our independent auditors for our 2002 fiscal year. Since we believe it is important for NXT to receive your input on our selection of independent auditors for our company, that appointment is being presented to you for ratification.

Auditor History

On July 9, 2002, our board of directors accepted the resignation of Arthur Andersen LLP (Canada) as our independent auditors and appointed Deloitte & Touche LLP (Canada) as our new independent auditors. Arthur Andersen LLP had been our auditor for the two fiscal years ended December 31, 2001 and for the interim period through the date of their resignation. Arthur Andersen LLP resigned as they were unable to continue to service NXT's audit requirements due to the partners and employees joining Deloitte & Touche LLP. Deloitte & Touche LLP had previously served as our independent auditors and audited our consolidated financial statements for our fiscal years ended December 31, 1998, 1999 and reviewed our consolidated financial statements for the quarter ended March 31, 2000.

Deloitte & Touche LLP had resigned as our independent auditors on June 28, 2000, in anticipation of a conflict of interest that would arise under the rules of the Securities and Exchange Commission, then in effect, governing the independence of auditors as the consequence of a pending marriage between a sibling of NXT's controller and a partner in Deloitte & Touche LLP's Calgary office. Prior to Arthur Andersen LLP's partners and staff joining Deloitte & Touche LLP this year, both auditing firms reviewed the potential conflict of interest outlined above and concluded that under the current and amended SEC rules governing independence of auditors, a conflict of interest did not exist.

The report of Arthur Andersen LLP accompanying the financial statements for our two most recent fiscal years ended December 31, 2001 was not qualified or modified as to audit scope or accounting principles and did not contain an adverse opinion or disclaimer of opinion.

During our two most recent fiscal years ended December 31, 2001, and also during the subsequent interim period through the date of resignation, there were (1) no disagreements between NXT and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; (2) no reportable events as such term is defined by paragraph (a)(1)(v) of Item 304 of Regulation S-K promulgated by the Securities and Exchange Commission ("Regulation S-K"); and (3) no matters identified by Arthur Andersen LLP involving our internal control structure or operations which were considered to be a material weakness.

During our two fiscal years ended December 31, 2001, and also during the subsequent interim period through the date of resignation of Arthur Andersen LLP, NXT did not consult with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered regarding our financial statements, nor did we consult with Deloitte & Touche LLP with respect to any accounting disagreement or any reportable event at any time prior to the appointment of that firm.

The report of Deloitte & Touche LLP accompanying the financial statements for our fiscal years ended December 31, 1998 and 1999 was not qualified or modified as to audit scope or accounting principles and did not contain an adverse opinion or disclaimer of opinion.

During our two fiscal years ended December 31, 1999, and also during the subsequent interim period through the date of resignation, there were (1) no disagreements between NXT and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; (2) no reportable events as such term is defined in Regulation 229.304(a)(1)(v); and (3) no matters identified by Deloitte & Touche LLP involving our internal control structure or operations which were considered to be a material weakness.

During our two fiscal years ended December 31, 1999, and also during the subsequent interim period through the date of resignation of Deloitte & Touche LLP, NXT did not consult with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered regarding our financial statements, nor did we consult with Arthur Andersen LLP with respect to any accounting disagreement or any reportable event at any time prior to the appointment of that firm.

We expect a representative of Deloitte & Touche LLP will attend the annual meeting, and we will extend the opportunity to the representative to make a statement if he or she desires to do so. This representative will also be available to answer any questions you may have.

Summarized below is the aggregate amount of professional fees billed by Arthur Andersen with LLP respect to fiscal 2001:

Audit Fees	$38,158
Financial information systems design and implementation fees	0
All other fees, including	52,249
Total	$90,407

You should note that your ratification of our selection of Deloitte & Touche LLP as our independent auditors for our 2002 fiscal year is advisory only and not binding upon NXT, although our audit committee will seriously consider your objections in not ratifying the appointment. Even if our audit committee were to seek other independent auditors as a consequence of your objections, it is likely, because of the difficulty and expense of making any change in independent auditors so long after the beginning of the current year, that the appointment of Deloitte & Touche LLP would stand for our 2002 fiscal year unless the audit committee were to find other good reason to make a change. Our audit committee also reserves the right to engage any other independent auditors at any time, notwithstanding your ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2002, should it deem it to be in the best interests of NXT and its shareholders.

Our board of directors recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for our 2002 fiscal year. Proxies solicited by our board of directors will be so voted unless the holder of common stock tendering the proxy specifies otherwise.

Proposal 4:Other Matters

The enclosed proxy card gives the proxy holder discretionary authority to vote the shares held by the shareholder tendering the proxy in accordance with the proxy holder's best judgment with respect to all additional matters which might come before the annual meeting. In addition to the scheduled items of business, the annual meeting may consider shareholder proposals omitted from this proxy statement pursuant to the proxy rules of the Securities and Exchange Commission and matters related to the conduct of the annual meeting. At the date of printing of this proxy statement, we are not aware of any other matter which would be presented for action before the annual meeting.

Board Of Directors

Our board of directors was comprised of five directors for most of fiscal 2001, and they held six meetings during that fiscal year. No director attended less than 75% of the total number of those meetings. Our board of directors also approved six additional corporate matters during fiscal 2001 through unanimous written consents.

Our bylaws permit our board of directors to fix the number of its authorized members from three to eleven. At present, our board of directors consists of five members, of which five members are "common directors" appointed by our common shareholders, and there are currently no members designated as "series 'A' directors" which are appointed by our series 'A' preferred shareholders. This classification of our board of directors was effectuated pursuant to an amendment to our articles of incorporation made in connection with the private placement in April 1998 of 800,000 shares of our series 'A' preferred stock.

Specifically, our articles of incorporation were amended to provide that our common shareholders would retain the exclusive right to elect all members of our board of directors, unless there are 400,000 or more shares of our series 'A' preferred stock outstanding, in which case our series 'A' preferred shareholders would have the right to appoint one or more additional directors. The number of directors which our series 'A' preferred shareholders may elect under such circumstances would, when aggregated with the number of common directors, equal one-sixth of such aggregated number of directors (or such minimum whole number in excess of one-sixth in the event such number of aggregated directors is not a multiple of six).

Our articles of incorporation specifically provide that our common shareholders shall have no right to vote for the series 'A' directors, and our series 'A' preferred shareholders shall have no right to vote for the common directors. The removal of any series 'A' directors shall require only the affirmative vote of holders of a majority of the then outstanding shares of our series 'A' preferred stock. The vacancy of any series 'A' director position, from whatever cause, shall require only the affirmative vote of holders of a majority of the then outstanding shares of our series 'A' preferred stock.

Thusly, the appointment or designation of any series 'A' director(s) will not be taken at our annual meeting, but instead will be taken by exclusive action by the holder of our series 'A' preferred stock.

The nominees of our series 'A' preferred shareholders for the series 'A' director positions must be persons reasonably acceptable to our then serving common directors.

Standing Board Committees

Our board of directors has established two committees, a Compensation Committee and an Audit Committee.

Due to recent changes in our board and management, our Compensation Committee consisted of only Mr. Hunter until July 9, 2002, when our board of directors appointed Messrs. Foulkes and Rowe to assist Mr. Hunter. Our Compensation Committee reviews and makes recommendations with respect to the compensation of NXT's executive officers, and also administers certain elements of NXT's various stock plans as they relate to grants to executive officers. The Compensation Committee held no meetings during our 2001 fiscal year, as no decisions relating to executive compensation were made during that year.

Due to recent changes in our board and management, our Audit Committee had no members from May 9, 2002 to July 9, 2002 when the Board of Directors appointed Messrs. Foulkes and Van Caneghan to the committee. The Audit Committee's duties, as outlined in its charter, include recommending to our board of directors the engagement of our independent auditors, reviewing the results of the auditor's examination of our periodic financial statements, and determining the independence of those accountants.

Messrs. Foulkes and Van Caneghan are considered "independent" within the meaning of the rules of Nasdaq, the New York and American Stock Exchanges and the Securities and Exchange Commission.

Compensation Of Our Directors

NXT's practice to date in compensating directors has been to grant options to selected directors in lieu of monetary compensation for serving on our board of directors, although we do cover some out of pocket expenses incurred by members of the board in connection with their services. Summarized below are options granted to date to our current board members for serving in that capacity:

  On May 20, 1997, NXT granted stock options to Mr. Liszicasz entitling him to purchase 45,000 shares of our common stock. The exercise price for the options was $5.25 per share which corresponded with the trading price of the common stock as of the date of grant. The options were subject to vesting conditions based upon continued performance of services as a director, pursuant to which one-third of the granted options vested on the date of grant, and one-third of the granted options would prospectively vest on each of the first and second anniversaries of the date of grant, respectively. All of these options are fully vested as of the date of this proxy statement. Each vested increment of the noted options expires five years from date of vesting, except that vested options expire, if earlier, one year after the date on which a director's service is terminated. On January 3, 2001 as part of a broader arrangement for all of our then serving employees, our Board approved the cancellation of the foregoing outstanding options, and the grant of new options to Mr. Liszicasz on the same terms (including number of shares, vesting, term and lapse) as the original grant, with the exception of the exercise price, which would be fixed at the closing price for our common stock as of the close of business on July 5, 2001 (subsequently fixed at $2).
  On February 15, 2000, we granted 15,000 options to Mr. Hunter as compensation for his prospective services as a member of our board of directors for the next three years commencing from the date of grant. The purchase price for these options were fixed at $28.75 per share, reflecting the closing trading price of our common stock on the date of grant. On April 17, 2000, we granted an additional 30,000 options to Mr. Hunter as additional compensation for his prospective services as a member of our board of directors for the next three years commencing from the date of grant. The purchase price for these options were fixed at $26.25 per share, reflecting the closing trading price of our common stock on the date of grant. These options also vest in equal increments on the first through third anniversary dates of the date of grant, respectively, based upon continued provision of services as a director, and lapse, if unexercised, five years after the vesting date, unless the optionee's status as a director is terminated, in which case they lapse two years from date of vesting. On January 3, 2001 as part of a broader arrangement for all of our then serving employees, our Board approved the cancellation of the foregoing outstanding options, and the grant of new options to Mr. Hunter on the same terms (including number of shares, vesting, term and lapse) as the original grant, with the exception of the exercise price, which would be fixed at the closing price for our common stock as of the close of business on July 5, 2001 (subsequently fixed at $2).

Compensation Committee Interlocks And Insider Participation

During fiscal 2001, there were no actions taken by our board of directors relating to the compensation of any of our executive officers who were also serving as one of our directors (each of whom is referred to in this proxy statement as an "executive officer-director").

Business Experience Of Our Executive Officers

Set forth below are NXT's executive officers and a summary of their business experience:

George Liszicasz Chief Executive Officer, Interim President, Interim Chief Financial Officer and Chairman of the Board

Mr. Liszicasz is the inventor of our SFD technology and has been our Chairman and Chief Executive Officer since inception Mr. Liszicasz was appointed our interim President and interim Chief Financial Officer in July 2002. Mr. Liszicasz's primary responsibilities, as the Chief Executive Officer, interim President and interim Chief Financial Officer, are to ensure the smooth running of the day to day operations and to further develop our SFD technology. Prior to founding NXT, Mr. Liszicasz was Vice President of Susa Petroleum Inc. from 1993 to 1994. From 1987 to 1995, Mr. Liszicasz was President of Owl Industries Ltd., a developer of electronic controlling devices, where he had both engineering and business responsibilities.Mr. Liszicasz studied electronics and general sciences at the University of British Columbia and obtained a High Voltage Controls and Station Operations degree in Electronics from the Landler Jeno Technitken in Hungary in 1973.

Mr. Liszicasz serves as a board member and is the sole officer of each of our four subsidiaries; NXT Energy Canada Inc., NXT Energy USA Inc., NXT Aero Canada Inc. and NXT Aero USA Inc.

Ownership Of Our Stock

The following table sets forth certain selected information, computed as of August 15, 2002, about the amount and nature of our securities "beneficially owned" by the following persons as of that date:

  each of our current directors and director-nominees;
  each of our executive officers (the term "executive officer" is defined as our President, Secretary, Chief Financial Officer or Treasurer, any vice-president in charge of a principal business function such as sales, administration or finance, and any other person who performs similar policy making functions for our company);
  each person who is a beneficial owner of more than 5% of any class of our outstanding securities with voting rights; and
  the group comprised of our current directors, director-nominees and executive officers.

Voting by Directors and Executive Officers

It is anticipated that the directors and the Named Executive Officers of the Company will vote FOR the election of director nominees as listed, FOR the approval and adoption of the 2000 Pinnacle Oil International, Inc. Directors' Stock Option Plan, and FOR the ratification of the Board of Directors' selection of auditors. Such directors and executive officers, and their affiliates, hold 33.1% of the votes entitled to be cast at the Annual Meeting.

The information contained in the following tables was given to us by the individuals or entities named. We believe that each of these individuals or entities has sole or shared investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.
	Stock

Name	Amount	% (1)

Directors & Officers
George Liszicasz (2) 383 Arbour Lake Way NE Calgary, Alberta T3G 4A2	5,238,809(3)	30.8%
Dennis R. Hunter Box 9069 Santa Rosa, CA 95405	391,266(4)	2.3%
Donald E. Foulkes 39 Pinnacle Ridge Dr. Calgary, Alberta T3Z 3N7	0	0%
Douglas Rowe 246 Artist View Way Calgary, Alberta T3N 3N1	0	0%
Robert Van Caneghan 123 Redcliff Road Staten Island, NY 10305	0	0%
Current directors, director-nominees and executive officers, as a group	5,630,075(5)	33.1%

5% Shareholders
SFD Investment LLC c/o Stephens Group Inc. 2500-111 Center Street Little Rock, AR 72201	2,525,043(6)	13.1%
Stephens Group Inc. 2500-111 Center Street Little Rock, AR 72201	2,591,710(7)	13.4%
R. Dirk Stinson Slot 386 P. O. Box-A.P. 59223 Nassau, Bahamas	2,586,200(8)	15.2%
  Rule 13d-3 under the Securities Exchange Act defines the term, "beneficial ownership". Under this rule, the term includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership for each shareholder is based on 16,971,153 shares of common stock outstanding as of August 15, 2002, together with applicable options and Series A preferred shares for that shareholder. Except as otherwise indicated, we believe the beneficial owners of the common stock have sole voting and investment power over the number of shares listed opposite their names.

  Executive officer.
  Includes 5,062,490 shares of common stock directly by Mr. Liszicasz, 131,319 shares of common stock held by Irina Iascisina, Mr. Liszicasz's spouse and options exercisable within 60 days of August 15, 2002 to acquire 45,000 shares of common stock.
  Includes 361,266 shares of common stock and options exercisable within 60 days of August 15, 2002 to acquire 30,000 shares of common stock.
  Includes 5,555,075 shares of common stock and options exercisable within 60 days of August 15, 2002 to acquire 75,000 shares of common stock.
  Includes 200,000 common shares held by SFD Investment LLC, and 800,000 Series A preferred shares convertible at any time to acquire 2,325,043 shares of common stock at a conversion rate of 2.91 common shares for each preferred share.
  Stephens Group Inc. is the manager of both SFD Investment LLC and SFD Investment II LLC, and in that capacity indirectly holds (or in certain circumstances shares with the members of that company) voting and investment control of the NXT shares held by each of these limited liability companies. Includes 200,000 common shares held by SFD Investment LLC and 66,667 common shares held by SFD Investment II LLC and 800,000 Series A preferred stock, held by SFD Investment LLC which are convertible at any time to acquire 2,325,043 shares of common stock at a conversion rate of 2.91 common shares for each preferred share.
  Includes 2,556,200 shares of common stock and options exercisable within 60 days of August 15, 2002 to acquire 30,000 shares of common stock.

Summary Of Compensation Paid To Our Named Executive Officers

The following table shows the compensation paid over the past three fiscal years with respect to the following persons:

  NXT's Chief Executive Officer;
  NXT's four other most highly compensated executive officers (if any), whose annual salary and bonus exceeded $100,000 in the aggregate; and
  Up to two additional individuals (if any) who would be included amongst NXT's four other most highly compensated executive officers but for the fact that such individuals were not serving as an executive officer.
Long Term Compensation
		Annual Compensation			Awards		Payouts
Named Executive Officer and Principal Position	Year	Salary (1)	Bonus	Other (2)	Restric- ted Stock	Securities Underlying Options & SARs	Long Term Incentive Plan	All Other Compen- sation
George Liszicasz (7) Chief Executive Officer	2001 2000 1999	$ 164,474 166,958 147,693	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---
Daniel C. Topolinsky (3) President and Chief Operating Officer	2001 2000 1999	$ 164,422 166,958 107,693	--- --- ---	--- --- ---	--- --- ---	--- --- 500,000 (6)	--- --- ---	--- --- ---
James R. Ehrets (4) Vice President Exploration (U.S.)	2001 2000 1999	$ 164,346 166,958 80,770	--- --- ---	--- --- ---	--- --- ---	--- --- 500,000 (6)	--- --- ---	--- --- ---
John M. Woodbury (5) Chief Financial Officer & General Counsel	2001 2000 1999	$ 144,276 144,842 133,843	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---

  NXT ordinarily pays salaries to our executive officers in Canadian dollars. The amounts shown as paid in this table have been converted into United States dollars based upon the average exchange rate for the year of payment used in preparing our consolidated financial statements.
  Includes, among other things, perquisites and other personal benefits, securities or property which exceed in the aggregate the lesser of either $50,000 or 10% of the total annual salary and bonus reported for that fiscal year.
  Mr. Topolinsky resigned as NXT's President and Chief Operating Officer and as a director of NXT effective April 19, 2002.
  Effective March 1, 2002, Mr. Ehrets became NXT's Vice President Exploration (U.S.). Prior to that Mr. Ehrets was NXT's Executive Vice President of Operations.
  Mr. Woodbury's contract expired on July 8, 2002 and was not renewed at that time.
  Common share purchase options granted to the executive officer in connection with his appointment to that office.
  In January 2002, Mr. Liszicasz accepted a 50% reduction in his annual salary.

Summary Of Stock Options And Stock Appreciation Rights Granted To Executive Officers

There were no grants to our executive officers of options to purchase our common shares or stock appreciation rights relating to our common shares during the 2001 fiscal year.

The following table sets forth information regarding stock option grants to our officers and directors as of August 15, 2002:

Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted (1)	Exercise or Base Price ($/Sh)(2)	Expiration Date (mm/dd/yy)	5% ($)	10% ($)
Donald Foulkes	40,000	2.4%	0.38	08/13/07	51,051	64,420
Dennis Hunter	45,000 20,000	2.7% 1.2%	2.00 0.38	02/15/06 thru 04/17/08 08/13/07	57,433 25,526	72,473 32,210
George Liszicasz	45,000	2.7%	2.00	05/05/03 thru 05/20/04	58,389	74,889
Douglas Rowe	30,000	1.8%	0.38	08/13/07	38,288	48,315
Robert Van Caneghan	30,000	1.8%	0.38	08/13/07	38,288	48,315

(1) Based on options exercisable to acquire a total 1,665,525 shares to executive officers, directors and employees.
(2) The exercise price per share was equal to or greater than the fair market value of the common stock on the date of grant as determined by the Board of Directors.

The potential realizable value is calculated based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiry of the term of the option. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by:

-	multiplying the number of shares of common stock subject to a given option by the exercise price;
-	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire term of the option; and
-	subtracting from that result the aggregate option exercise price.

Summary Of Stock Options And Stock Appreciation Rights Exercised By Executive Officers And Year End Balances

The following table provides certain information with respect to each of our executive officers in fiscal 2001 concerning any options to purchase our common shares or stock appreciation rights they may have exercised in fiscal 2001, and the number and value of their unexercised options as of December 31, 2001:
at December 31, 2001
Named Executive Officer	Shares Acquired On Exercise	Value Realized	Options at FY-End (Exercisable/Unexercisable)	Value of In-the-Money Options at FY-End (1) (2) (Exercisable/Unexercisable)
George Liszicasz	---	---	45,000 / 0	$0 / $0
Daniel C. Topolinsky	---	---	175,000 / 325,000	$0 / $0
James R. Ehrets	---	---	155,800 / 325,000	$0 / $0
John M. Woodbury	---	---	33,167 / 33,333	$0 / $0

 The dollar amount shown represents the difference between the fair market value of our common shares underlying the options as of the date of exercise and the option exercise price.

  The dollar value provided represents the cumulative difference in the fair market value of our common shares underlying all in-the-money options as of December 31, 2001 and the exercise prices for those options. Options are considered "in-the-money" if the fair market value of the underlying common shares as of the last trading day in fiscal 2001 exceeds the exercise price of those options. The fair market value of our common shares for purposes of this calculation is $1.01, based upon the closing price for our common shares as quoted on the OTC Bulletin Board on December 31, 2001, the last trading day in fiscal 2001.

Employment Agreements With Our Executive Officers

Mr. Liszicasz is employed by NXT as our Chief Executive Officer under a five-year employment agreement entered into on April 1, 1997, which contains the following principal compensatory provisions:

  An initial base salary of $7,000 per month, with an automatic increase to $10,000 per month effective January 1, 1998, and thereafter subject to annual increases as determined by our board of directors, but at least 5% on each anniversary date. Effective May 1, 1999, Mr. Liszicasz's monthly base salary was increased to Cdn. $20,000 by our board of directors, in order to be consistent with the monthly salaries to be paid to our newly hired President and Vice President of Operations. Mr. Liszicasz's current annual base salary is Cdn. $252,000 (U.S. $165,311). Mr. Liszicasz agreed to delay the effective date of the 5% automatic increase to his salary due May 1, 2001 without accrual until NXT has increased its working capital by a mutually acceptable amount. In addition, Mr. Liszicasz reduced his monthly salary, in January of 2002, to Cdn. $10,500.
  An annual bonus equal to 5% of NXT's "net income after taxes" in the event NXT earns more than $5 million in net income after taxes in any fiscal year.
  An annual performance bonus, as determined in the sole discretion of our board of directors.

At the conclusion of his initial term, Mr. Liszicasz's employment agreement renews automatically each year for a successive one year term, unless NXT or Mr. Liszicasz elects by a written, 60-day notice not to renew; or the agreement is terminated earlier in accordance with its terms.

Mr. Liszicasz's employment agreement provides for early termination in the case of any of the following events as defined in the employment agreement:

  death or disability;
  a "change in control" of NXT;
  termination of employment by NXT for "cause;" or
  termination of employment by Mr. Liszicasz for "good reason."

Under the employment agreement a "change in control" means any of the following:

  an acquisition whereby immediately after such acquisition, a person holds beneficial ownership of more than 50% of the total combined voting power of NXT's then outstanding voting securities;
  if in any period of three consecutive years after the date of the employment agreements, the then incumbent members of our board of directors cease to constitute a majority of the board for reasons other than voluntary resignation, refusal by one or more members of our board of directors to stand for election, or removal of one or more board member for good cause; or
  our board of directors or shareholders approve a merger, consolidation or reorganization of NXT; the complete liquidation or dissolution of NXT; or the agreement for the sale or other disposition of all or substantially all of NXT's assets (a "sale").

In general, where a termination is for death, disability, "cause" or by Mr. Liszicasz without "good reason," Mr. Liszicasz's compensation allowances and benefits will accrue only through the effective date of the termination. However, and again in general, where a termination is due to a "change in control," without "cause," or Mr. Liszicasz for "good reason," the employment agreement provides that NXT will pay compensation and certain allowances and benefits to Mr. Liszicasz through the end of the then applicable term. In addition, if the termination is directly or indirectly attributable to a "sale," and the sale is approved by a "disinterested majority" of our board of directors, then NXT will pay Mr. Liszicasz an amount equal to 2% of the total consideration received by NXT in connection with the sale.

Report Of Compensation Committee On Executive Compensation

The following is the report from the compensation committee of our board of directors, which is comprised of Messrs. Hunter, Rowe and Foulkes. Messrs. Foulkes and Rowe were appointed to the committee on July 9, 2002. The compensation committee reviews and makes recommendations with respect to compensation of NXT's executive officers and directors, and also administers certain elements of our various stock plans. This report addresses:

  our compensation policy as it relates to NXT's executive officers and key professionals; and
  the rationale for compensation paid and prospectively payable to NXT's principal executive officer for fiscal 2001, Mr. George Liszicasz, our Chief Executive Officer, under his employment agreement.

Compensation Committee Report

Compensation Policies

For NXT to progress beyond the development stage and to maximize the hydrocarbon revenue-generation potential afforded by our SFD technology, it is necessary for NXT to attract superior executives and key professionals from both the oil & gas exploration and technology sections with the level of skill, knowledge, effort and responsibility necessary to address the issues and strategies unique to NXT and its business plan and technology. These personnel include:

  the electrical, mechanical and computer scientists, engineers and programmers that are necessary to continue the development of our SFD technology, including data acquisition and data processing functions, and the geologists, geophysicists, geotechnicians, pilots and other operational support personnel that are necessary to collect and interpret SFD data and evaluate oil & gas exploration opportunities identified using our SFD technology.

In order to attract and retain qualified executives and key professionals, NXT's executive and professional compensation program is designed to meet the following objectives:

  to reward individual results and to induce loyalty in the short and intermediate term by recognizing performance through base salary and, once we have revenues, annual bonuses; and
  for the longer term, to reward individual results, induce long-term loyalty, and link the interests of these executives and key professionals with the interests of our shareholders by encouraging stock ownership in NXT through the grant of options tied to continued employment.

The initial amount of monthly base salary paid to executive officers and key professionals is the amount, as determined by the compensation committee as necessary to attract and retain executives with the requisite superior abilities to both perform their executive and professional functions and, given the developing nature of our business and our desire to maintain a lean staffing profile, to provide cross-support for our other executives and professionals. The determination of which executive officers and key professionals should receive a bonus and/or grant of stock options, and what the amount of the bonus and/or terms of the grant of stock options should be, is based upon a subjective analysis of the executive's or key professional's level of responsibility, performance of duties, and contribution toward NXT's success, and takes into consideration other types and amounts of performance based compensation paid to them. All stock options granted to date are subject to vesting conditions based on continued employment, which the compensation committee believes creates a more productive workforce by meeting the following objectives:

  acting as an inducement for long-term employment with NXT, thereby lending stability to our employee base and preserving the confidentiality of our proprietary information and systems; and
  encouraging longer-term productivity by our employees as they see their efforts translate into greater share value.

Our practice in determining compensation for executive officers is for our management and compensation committee to consult, and then for our compensation committee to make a recommendation to the board of directors for approval. With respect to employees other than executive officers, compensation is ordinarily determined based upon the recommendation of management subject, where appropriate, to consultation with our compensation committee and/or board of directors.

On January 3, 2001, our board of directors ratified the cancellation of all outstanding options held by each of our employees and directors employed or engaged by NXT as of that date subject to the approval by that employee or director, and the grant of new options to that person on the same terms (including vesting, term and lapse) as the cancelled grant, except that (1) the exercise price for the new options would equal the closing price for our common stock as of the close of business on July 5, 2001, and (2) the term of the new options would be extended to July 5, 2003 with respect to any options which would otherwise lapse, if unexercised, on or prior to that date. This offer was then presented to and accepted or rejected by each of our employees and directors by the succeeding day. Our employees and directors who accepted the offer agreed that they could not exercise these options until they were priced, and further agreed that their unvested options would lapse should they resign their position with our company on or before July 5, 2003.

Our board approved the offer to grant new options based upon its belief that the previously granted options no longer had sufficient value to motivate and retain employees and directors in view of: (1) the significant decline in the market price for NXT common stock given adverse market conditions in general and the impact of those conditions on technical and development stage company stocks such as ours in particular, and the likelihood that market conditions for our common stock would not improve for a significant period of time, particularly given the anticipated delay of our drilling plans and other developments toward the end of fiscal 2000; (2) the increased market demand for our geological, geophysical and technical employees by other companies in the oil and gas sector of the market place, and the critical need for NXT to retain its employees and directors for the longer-term; and (3) the adverse affect on NXT with respect to the loss of those employees and directors, which our board believed could set back the company for a period of years and, in some cases, could be terminal to our survival.

Compensation for Chief Executive Officer

Mr. George Liszicasz, our Chief Executive Officer, is entitled to the following compensation under his five-year employment agreement with NXT entered into on April 1, 1997:

  a current annual base salary of Cdn. $252,000 (U.S. $165,311), subject to additional annual increases as determined by our board of directors, but at least 5% on each anniversary date of the agreement;
  an annual bonus equal to 5% of NXT's "net income after taxes" in the event NXT earns more than $5 million in net income after taxes in any fiscal year; and
  an annual performance bonus, as determined in the sole discretion of our board of directors.

This compensation arrangement, which was fixed during the early development stage of our company, was predicated on Mr. Liszicasz's unique and critical role in starting and developing NXT. Specifically, Mr. Liszicasz founded and assisted in capitalizing NXT, and is also the inventor of our SFD technology as well as the developer of the methodologies used to interpret SFD data. The services of Mr. Liszicasz was critical to NXT's development during our development stage, and the loss of his service during that stage would have been critical for NXT at that time.

  The annual base salary payable to Mr. Liszicasz at the time he entered into his employment agreement ($84,000) was considerably lower than the amount our board of directors believed at that time that he should receive based upon his critical role in the development of our company, technology and business. This amount was primarily fixed based upon NXT's financial condition at such time, as well as Mr. Liszicasz's desire that a significant portion of his compensation be tied to our future financial performance. For that reason Mr. Liszicasz agreed to accept a significantly lower monthly base salary in combination with an annual bonus equal to 5% of our net income after taxes should we earn more than $5 million in net income after taxes in any fiscal year, which our board of directors at that time believed to be reasonable and appropriate based upon the considerations noted above. Although Mr. Liszicasz's annual base salary has since been increased to Cdn. $252,000 (U.S. $165,311), we still believe this amount to be considerably lower than the amount Mr. Liszicasz should receive based upon his current role in the development of our company, technology and business, and believe the net income override remains a reasonable element of his compensation package. Mr. Liszicasz agreed to delay the effective date of the 5% automatic increase to his salary due May 1, 2001 without accrual until NXT has increased its working capital by a mutually acceptable amount. In addition, Mr. Liszicasz reduced his monthly salary, in January of 2002, to Cdn. $10,500.

Section 162(m) of the Internal Revenue Code

The compensation committee has not formulated a policy in qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code, and does not foresee the necessity of doing so in for at least the upcoming year. Should limitations on the deductibility of compensation become a material issue, the compensation committee will, at such time, determine whether such a policy should be implemented, either in general or with respect to specific executives.

The Compensation Committee
Donald Foulkes	Dennis R. Hunter
Douglas Rowe

Report Of Audit Committee On Audit And Independent Auditors

The following is the report from the current audit committee of our board of directors, which is comprised of Messrs. Foulkes and Van Caneghan. Messrs. Foulkes and Van Caneghan were appointed to the committee on July 9, 2002. From May 9, 2002 to July 9, 2002, the audit committee had no members due to changes in our board of directors. During this period, the board of directors took on the role and responsibilities of the audit committee. The audit committee reviews and discusses our financial statements with our management and auditors, and makes recommendations with respect to the inclusion of those financial statements in our annual report on form 10-K, and recommends to our board of directors the engagement of our independent auditors. For information concerning the independence of the members of the audit committee, see that section of this proxy statement captioned "Standing Board Committees."

Audit Committee Report

The audit committee reviews NXT's financial reporting process on behalf of NXT's board of directors. Due to changes in the board of directors of NXT, the audit committee went without members from May 9, 2002 to July 9, 2002. The previous audit committee, which consisted of Mr. Lorne Carson at the time of the audit, reviewed and discussed the audited financial statements contained in NXT's annual report on Form 10-K for the year ended December 31, 2001 with NXT's management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

Mr. Carson discussed with NXT's independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the independent auditors provided the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and Mr. Carson discussed with the independent auditors their independence from NXT and its management, including the matters in that disclosure.

In reliance on the reviews and discussion referred to above, the board of directors approved the audited financial statements for inclusion in NXT's annual report on Form 10-K for the year ended December 31, 2001, for filing with the United States Securities and Exchange Commission.

The audit committee adopted a written charter, a copy of which was filed as an exhibit to our 2001 proxy statement.
The Audit Committee
Donald Foulkes	Robert Van Caneghan

 The foregoing audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that NXT specifically incorporates that report by reference, and shall not otherwise be deemed filed under such acts.

Transactions With Our Management And Principal Shareholders

Summarized below are certain transactions and business relationships between NXT and persons who are or were our executive officers, directors or holders of more than five percent of any class of our securities since January 1, 1999:

  On May 15,1999, we sold 190,066 and 66,667 common shares to Mr. Dennis R. Hunter and SFD Investment II, LLC, respectively, for gross proceeds of $2,850,990 and $1,000,005, respectively. These sales were effectuated as part of a $6,000,000 private placement of 400,000 common shares at a price of $15 per share. Mr. Hunter has been one of our directors since September 1998, while SFD Investment II, LLC, is an affiliate, through Stephens Group, of SFD Investment LLC, which holds all series 'A' preferred shares outstanding.
  On February 9, 2000, we loaned the sum of CDN $250,000 to Mr. George Liszicasz, our Chief Executive Officer and a director and principal shareholder of our company. The principal amount of this loan, which was extended pursuant to an unsecured promissory note providing for interest at the rate of 51/2% per annum, was repaid by Mr. Liszicasz in full on April 14, 2000.
  On December 31, 2000, we amended our license agreement with Momentum Resources relating to the use, possession and control of our Stress Field Detector or SFD technology. Momentum Resources is a Bahamas corporation which is indirectly owned and controlled by Messrs. George Liszicasz and R. Dirk Stinson, who are also parties to the license. Mr. Liszicasz, who is the inventor of the SFD technology, is also our largest shareholder and the Chief Executive Officer, Chairman of the Board and a director of our company. Mr. Stinson is our second largest shareholder and a past director and officer.

Previously, Momentum Resources retained legal possession and control of the Stress Field Detector units while SFD data was collected and remitted to NXT for our exclusive worldwide use for hydrocarbon identification and exploration purposes. Under the new agreement, NXT acquired the full and exclusive right to use, possess and control all existing Stress Field Detector units for hydrocarbon identification and exploration purposes, as well as the right to exclusively conduct and control all SFD data collection activities, thereby eliminating the control and participation of Momentum Resources with respect to any of these activities.

The amendment also formally documented NXT's research and development practice with Momentum Resources. Under this practice, NXT would continue research and development activities to design, fabricate and assemble improved Stress Field Detector units while acquiring the exclusive right to use, possess and control these units, and would continue to charge Momentum Resources for these costs in the form of an offset against any royalties payable to Momentum Resources under the license agreement.

The new license agreement also contained several revisions relating to termination and amendment, including the deletion of a provision which would terminate the license should there be a change of control of NXT, and the addition of provisions requiring the approval of a majority of non-Momentum Resources related directors and, in certain cases, non-Momentum Resources related shareholders, to amend or terminate the license. All other terms of the license, including compensation payable to Momentum Resources, remained unchanged.

  Mr. Lorne W. Carson, who resigned as a director of NXT in May 2002, is a partner of Bennett Jones, a law firm located in Calgary, Alberta, Canada, which received compensation for the provision of legal services in the amount of $22,652, $8,061 and $50,896 during our 2001, 2000 and 1999 fiscal years, respectively.

Stock Performance Graph

Set forth below is a line graph which compares the percentage change in the cumulative total shareholder return of our common stock against the cumulative total shareholder return of the following indexes selected by NXT:

  The Standard & Poor's SmallCap 600 Index, which covers a broad cross-section of public companies with relatively smaller market capitalizations listed on the New York Stock Exchange, American Stock Exchange and Nasdaq Market;
  The Energy Sector of the Standard & Poor's SmallCap 600 Index, which is comprised of public companies who are principally engaged in oil & gas exploration and production. This sector of the Index is comprised of companies such as Cabot Oil & Gas Corporation, Key Production Company, Inc., Newfield Exploration Company, Nuevo Energy Company, Patina Oil & Gas Corp., Plains Resources Inc., Pogo Producing Company, Remington Oil & Gas Corporation; St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, Tom Brown, Inc. and Vintage Petroleum, Inc.

The graph assumes an initial investment of $100 in our common stock and each of the indexes on January 24, 1996, the effective date of commencement of trading following the reverse acquisition by which NXT acquired our current business, and further assumes reinvestment of any dividends. You should note the comparative indexes are comprised of companies with established operating histories and, in most cases, significantly larger resources and market capitalizations than NXT.

In here is a graph that represents the information in the table below:
INDEX	Jan. 26 1996	Dec. 31 1996	Dec. 31 1997	Dec. 31 1998	Dec. 31 1999	Dec. 31 2000	Dec. 31 2001
Energy Exploration Technologies	100	165	395	759	1009	240	40
S&P SmallCap 600 Index	100	123	154	150	168	186	179
S&P SmallCap 600 Index/Energy Sector	100	158	167	90	111	164	173

The historical stock performance depicted on the graph is not necessarily indicative of future performance. NXT will not make or endorse any predictions as to future stock performance or dividends. The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that NXT specifically incorporates this graph by reference, and shall not otherwise be deemed filed under those acts.

Compliance With Section 16(a) Of The Securities And Exchange Act

Section 16(a) of the Securities and Exchange Act of 1934 requires any person who is a director or executive officer of NXT, or who beneficially holds more than 10% of any class of our securities which have been registered with the Securities and Exchange Commission, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required under the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of any class of our registered securities were timely complied with.

By Order of the Board of Directors

/s/ George Liszicasz Chief Executive Officer

Calgary, Alberta, Canada
August 16, 2002